EXHIBIT 99.1

Keurig Dr Pepper Declares Quarterly Dividend

BURLINGTON, MA and FRISCO, TX (May 16, 2023) – Keurig Dr Pepper (NASDAQ: KDP) announced today that its Board of Directors has declared a regular quarterly dividend of $0.20 per share, payable in U.S. dollars, on the Company’s common stock. The regular quarterly dividend will be paid on July 14, 2023 to shareholders of record on June 30, 2023.

Investor Contacts:

Jane Gelfand
T: 888-340-5287 / jane.gelfand@kdrp.com

Chethan Mallela
T: 888-340-5287 / chethan.mallela@kdrp.com

Media Contact:

Katie Gilroy
T: 781-418-3345 / katie.gilroy@kdrp.com

About Keurig Dr Pepper
Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue of more than $14 billion and approximately 28,000 employees. KDP holds leadership positions in liquid refreshment beverages, including soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Canada Dry®, Clamato®, CORE®, Green Mountain Coffee Roasters®, Mott's®, Snapple®, and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company’s Drink Well. Do Good. corporate responsibility platform is focused on the greatest opportunities for impact in the environment, its supply chain, the health and well-being of consumers and with its people and communities. For more information, visit www.keurigdrpepper.com.